                                                                    EXHIBIT 99.1


                        [AASTROM BIOSCIENCES LETTERHEAD]


FOR IMMEDIATE RELEASE

CONTACTS:   Kris M. Maly or Becky Anderson
            Investor Relations Department
            Aastrom Biosciences, Inc.
            Phone: 734-930-5777

                        AASTROM BIOSCIENCES, INC. REPORTS
                         THIRD QUARTER FINANCIAL RESULTS

ANN ARBOR, MICHIGAN, MAY 12, 2003 -- Aastrom Biosciences, Inc. (NasdaqSC: ASTM) announced today financial results and operational progress for the third quarter ended March 31, 2003. The Company also announced that it has launched its new web site at www.aastrom.com.

Quarterly highlights included several significant business milestones. The Company announced in early January 2003 two marketing agreements, in Italy and in Turkey, that will expand the sales and marketing of its Cell Production Products (CPP) product line to those countries. Both relationships provide support for the sales and distribution of the Company's CE-Marked AastromReplicell(TM) System, and associated CE-Marked cell production kits for the ex vivo production of dendritic cells for cell-based cancer vaccines.

In addition, in March 2003 Aastrom announced that it had signed a three-year master supply agreement with Astro Instrumentation, L.L.C., to manufacture the Company's products, component parts, subassemblies and associated spare parts, used in the instrumentation platform of its AastromReplicell(TM) System.

For the quarter, Aastrom reported a net loss of $2.1 million, or $.04 per share, compared to a net loss of $2.1 million, or $.05 per share in 2002. For the nine months ended March 31, 2003, the Company reported a net loss of $6.8 million, or $.14 per share, compared to $6.0 million, or $.14 per share for the same period in 2002. Increased marketing efforts in Europe resulted in increased product sales and rental revenue of $0.1 million for the third quarter of 2003, compared to no sales in 2002. Total revenue, consisting of product sales and rentals in Europe, as well as grants and other revenue, for the quarter ended March 31, 2003 increased to $0.3 million compared to $0.2 million for the same period in 2002, while total revenue for the nine months ended March 31, 2003 was $0.7 million unchanged from the same period in 2002, due to a reduction in grant revenue that offset the increase in product sales and rental revenue. Total costs and expenses for the quarter ended March 31, 2003 were $2.4 million, unchanged from the same period in 2002, while the total costs and expenses for the nine months ended March 31, 2003 increased to $7.6 million, compared to $6.9 million in 2002.

Expenses reflect increases in cost of sales and rentals to $21 thousand and $0.1 million for the quarter and nine months ended March 31, 2003, from $0 for the same periods in 2002. The non-cash provision for obsolete and excess inventory increased to $0.2 and $0.4 for the quarter and nine months ended March 31, 2003, from $40 thousand and $0.1 for the same periods in 2002. Research and development expenses for the quarter ended March 31, 2003 were $1.4 million, unchanged from the same period in 2002, while the same expenses increased slightly to $4.2 million for the nine months ended March 31, 2003, compared to $4.0 million for the same period in 2002. Selling, general and administrative expenses remain unchanged at $0.9 million for the quarter ended March 31, 2003 compared to the same period in 2002, while the same expenses increased to $2.9 million for the nine months ended March 31, 2003, from $2.7 million for the same periods in 2002. Increases in selling, general and administrative expenses resulted from the expansion of marketing activities to further commercialization efforts in Europe and additional capital raising expenses.

                                    - more -

                                                     Aastrom Q3-2003 Fin Results
                                                                    May 12, 2003
                                                                          Page 2


 "Our third quarter was a strong one, based on business developments that improved our operational position, and on the progress of our CPP business in Europe and the United States," said R. Douglas Armstrong, Ph.D., President and Chief Executive Officer of Aastrom. "In addition, we began the fourth quarter with a significant development in the clinical area, with the publication in the April 2003 issue of the Journal of Bone and Mineral Research of clinical results demonstrating that our Tissue Repair Cells (TRCs) have the capability to successfully generate bone growth. With this demonstrated capability, these cells will now be evaluated as a new, less invasive and less morbid therapeutic approach for bone grafting in indications such as spinal fusions and the repair of major fractures in limbs. This is a market opportunity with over one million patients annually."

Aastrom raised capital totaling $0.5 million and $2.6 million, respectively, for the three and nine month periods ended March 31, 2003, through periodic sales of the Company's stock from previously registered shelf offerings.

"We believe our continued success in securing this funding is an indication that refocusing our efforts on the bone grafting and dendritic cell vaccine markets was a sound strategic decision," said Alan M. Wright, Senior Vice President Administrative and Financial Operations and Chief Financial Officer of Aastrom. "While cash and previous financings are expected to fund currently planned activities through the first quarter of fiscal year 2004, we will need to raise additional funds in order to complete our product development programs and commercialize our new product candidates. We are seeking additional financing opportunities that we believe will enable us to maintain our current, positive forward movement, both operationally and clinically."

In an effort to communicate more efficiently with its shareholders and the general public, Aastrom today unveiled its new, completely revised web site, that offers an up-to-date vision of the Company, its refocused business model, and achievements. The revised web site can be accessed at www.aastrom.com.

ABOUT AASTROM BIOSCIENCES, INC.
Aastrom Biosciences, Inc. (NasdaqSC: ASTM) is a late-stage development company focused on human cell-based therapies. The AastromReplicell(TM) System - a patented, integrated system of instrumentation and single-use consumable kits for the production of patient-specific cells - is the Company's core technology for its Prescription Cell Products (PCP) business and the Cell Production Products (CPP) business. These two businesses will enable Aastrom to generate multiple paths to revenue. The principal focus of the PCP business is the repair or regeneration of tissue intended for large markets such as bone grafting and severe osteoporosis. The CPP business markets the AastromReplicell(TM) System to researchers and companies for their production of cells for clinical trials. The initial commercial phase of the CPP business is underway in Europe and the U.S. for the dendritic cell production products. For more information, visit Aastrom's website at www.aastrom.com.

This document contains forward-looking statements, including without limitation, statements concerning intended product development and commercialization objectives, potential product applications, financing plans, and potential advantages of the AastromReplicell(TM) System, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words "planned," "can," "expected," "believe," "intended," "seeking," and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the results obtained from clinical trial and development activities, the results of sales activities, market conditions (including our ability to maintain our listing on Nasdaq), the availability of resources and the allocation of resources among different potential uses. THESE AND OTHER SIGNIFICANT FACTORS ARE DISCUSSED IN GREATER DETAIL IN AASTROM'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           - Financial Table Follows -

                            AASTROM BIOSCIENCES, INC.
                                   (Unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                           Quarter ended March 31,           Nine months ended March 31,
                                                      ------------------------------      ------------------------------
                                                           2002              2003              2002              2003
                                                      ------------      ------------      ------------      ------------
REVENUES
    Product sales and rentals ...................     $       --        $    130,000      $     80,000      $    298,000
    Grants and other ............................          232,000           150,000           570,000           371,000
                                                      ------------      ------------      ------------      ------------
       Total revenues ...........................          232,000           280,000           650,000           669,000
                                                      ------------      ------------      ------------      ------------

COSTS AND EXPENSES
    Cost of product sales and rentals ...........             --              21,000              --             132,000
    Cost of product sales and rentals - provision
       for obsolete and excess inventory ........           40,000           186,000           146,000           445,000
    Research and development ....................        1,439,000         1,351,000         4,042,000         4,168,000
    Selling, general and administrative .........          886,000           854,000         2,736,000         2,869,000
                                                      ------------      ------------      ------------      ------------
       Total costs and expenses .................        2,365,000         2,412,000         6,924,000         7,614,000
                                                      ------------      ------------      ------------      ------------

OTHER INCOME ....................................           61,000            30,000           289,000           104,000
                                                      ------------      ------------      ------------      ------------

NET LOSS ........................................     $ (2,072,000)     $ (2,102,000)     $ (5,985,000)     $ (6,841,000)
                                                      ============      ============      ============      ============

NET LOSS PER SHARE
    (Basic and Diluted) .........................     $       (.05)     $       (.04)     $       (.14)     $       (.14)
                                                      ============      ============      ============      ============

Weighted average number of shares
    outstanding .................................       42,506,000        51,656,000        41,588,000        48,340,000
                                                      ============      ============      ============      ============

CONSOLIDATED BALANCE SHEET DATA:

                                                         June 30,        March 31,
                                                           2002            2003
                                                      -----------     -----------
ASSETS
    Cash and investments ........................     $ 9,605,000     $ 5,064,000
    Other current assets ........................       1,742,000       1,906,000
    Property, net ...............................         206,000         322,000
                                                      -----------     -----------
       Total assets .............................     $11,553,000     $ 7,292,000
                                                      ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities .........................     $   750,000     $   558,000
    Shareholders' equity ........................      10,803,000       6,734,000
                                                      -----------     -----------
       Total liabilities and shareholders' equity     $11,553,000     $ 7,292,000
                                                      ===========     ===========


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